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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

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
                                                                                        Year ended December 31
                                                Nine months ended  ---------------------------------------------------------------
Dollars in thousands                           September 30, 1998         1997         1996        1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                    $1,264,810   $1,618,599   $1,527,551  $  627,012   $1,209,916   $1,140,487
Fixed charges and preferred stock dividends
   excluding interest on deposits                       1,041,486    1,201,582    1,105,324   1,492,391    1,112,564      712,339
                                                       ---------------------------------------------------------------------------
     Subtotal                                           2,306,296    2,820,181    2,632,875   2,119,403    2,322,480    1,852,826
Interest on deposits                                    1,095,409    1,456,587    1,428,771   1,551,816    1,159,242    1,005,658
                                                       ---------------------------------------------------------------------------
     Total                                             $3,401,705   $4,276,768   $4,061,646  $3,671,219   $3,481,722   $2,858,484
                                                       ===========================================================================

FIXED CHARGES
Interest on borrowed funds                             $  948,749   $1,098,365   $1,064,847  $1,455,069   $1,070,565   $  676,319
Interest component of rentals                              26,181       29,312       29,839      31,283       32,247       26,491
Amortization of borrowed funds                                701          833          816         927        1,761        1,418
Distributions on capital securities                        43,503       43,138        1,391
Preferred stock dividends                                  22,352       29,934        8,431       5,112        7,991        8,111
                                                       ---------------------------------------------------------------------------
     Subtotal                                           1,041,486    1,201,582    1,105,324   1,492,391    1,112,564      712,339
Interest on deposits                                    1,095,409    1,456,587    1,428,771   1,551,816    1,159,242    1,005,658
                                                       ---------------------------------------------------------------------------
     Total                                             $2,136,895   $2,658,169   $2,534,095  $3,044,207   $2,271,806   $1,717,997
                                                       ===========================================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                               2.21x        2.35x        2.38x       1.42x        2.09x        2.60x
Including interest on deposits                               1.59         1.61         1.60        1.21         1.53         1.66
===================================================================================================================================
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